NEWS RELEASE Contacts: Sharon S. Wenzl Cooper Standard (248) 596-6211 sswenzl@cooperstandard.com Cooper Standard to Become Majority Owner of Largest Chinese Automotive Sealing Manufacturer  Cooper Standard to increase equity interest to 95 percent in Huayu-Cooper Standard Sealing Systems  Accelerates Cooper Standard’s sealing and trim strategy in China  Further solidifies position as the number one sealing and trim supplier globally NOVI, Mich., Sept. 04, 2014 – Cooper-Standard Holdings Inc. (NYSE: CPS), the parent company of Cooper-Standard Automotive Inc. (“Cooper Standard”), today announced it has agreed to purchase an additional 47.5 percent of Huayu-Cooper Standard Sealing Systems Co., Ltd., its joint venture with Huayu Automotive Systems Co. Upon completion, Cooper Standard will become the 95 percent equity owner of the business, while 5 percent will be retained by the Shanghai Zhaotun Collective Assets Managing Co. This acquisition is anticipated to close in the first quarter of 2015 and is subject to Chinese regulatory and other approvals. The 2013 sales of Huayu-Cooper Standard Sealing Systems, on a combined basis, were $187 million. Following the closing of this acquisition, Cooper Standard will own nine manufacturing facilities and two technical centers in China, and will be the largest automotive sealing manufacturer in the domestic Chinese market. “This transaction is an important element in our growth strategy and positions Cooper Standard as the clear leader in sealing and trim systems in the China automotive market,” said Jeffrey Edwards, chairman and CEO, Cooper Standard. “With this purchase, Cooper Standard will be able to better support our customers on global platforms produced in China, as well as capitalize on growth opportunities with domestic Chinese automakers.” About Cooper Standard Cooper Standard, headquartered in Novi, Mich., is a leading global supplier of systems and components for the automotive industry. Products include sealing and trim, fuel and brake delivery, fluid transfer and anti- vibration systems. Cooper Standard employs more than 25,000 people globally and operates in 19 countries around the world. For more information, please visit www.cooperstandard.com. # # # CPS_G